Exhibit 99.1

Kayne Anderson BDC, Inc. Announces March 31, 2025 Financial Results and Declares Second Quarter 2025 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the first quarter ended March 31, 2025.

“We are pleased to report one of our strongest first quarters of investment activity since KBDC’s inception,” said Doug Goodwillie, Co-Chief Executive Officer. “Our strategy of building a diversified portfolio of stable, well-established businesses structured with conservative average leverage multiples, continues to perform well in all economic environments.”

“We believe that the core middle market continues to present the most attractive, relative return opportunity in private credit.” said Ken Leonard, Co-Chief Executive Officer. “Based on our pipeline, we remain on target to reach the lower end of our debt-to-equity target range of 1.0x – 1.25x over the next two quarters. We aim to achieve this while preserving our highly selective, value-oriented investment approach.”

Financial Highlights for the Quarter Ended March 31, 2025

●	Net investment income of $28.7 million, or $0.40 per share;

●	Net asset value of $16.51 per share, decreased from $16.70 per share as of December 31, 2024, primarily the result of paying a special dividend in 1Q’25 of $0.10 per share and unrealized losses on the portfolio of $0.10;

●	New private credit and equity co-investment commitments of $340.2 million, fundings of $294.3 million and sales and repayments of $86.6 million, resulting in a net funded private credit and equity investment increase of $207.7 million;

●	Net repayments of broadly syndicated loans of $26.9 million;

●	Amended its Revolving Funding Facility to extend the maturity, increase commitment amount from $600 million to $675 million and reduce interest rate on borrowings from daily SOFR plus 2.375%-2.50% to daily SOFR plus 2.15%;

●	Amended its Revolving Funding Facility II to extend the maturity, increase commitment amount from $150 million to $250 million, and reduce interest rate on borrowings from 3-month SOFR plus 2.70% to 3-month SOFR plus 2.25%;

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on July 16, 2025 to stockholders of record as of June 30, 2025; and

●	The Board authorized an amendment to the Company’s share repurchase plan to extend the expiration date to May 24, 2026. Under the amended and restated plan (effective May 25, 2025), the Company may repurchase up to $100 million of outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value.

Selected Financial Highlights

	As of
(in thousands, expect per share data)	March 31, 2025	December 31, 2024

Investment portfolio, at fair value	$2,166,770	$1,995,143
Total assets	$2,230,500	$2,082,664
Total debt outstanding, at principal	$1,015,500	$858,000
Net assets	$1,176,559	$1,186,342
Net asset value per share	$16.51	$16.70
Total debt-to-equity ratio	0.86x	0.72x

	For the quarter ended
	March 31, 2025	December 31, 2024

Net investment income per share	$0.40	$0.48
Net realized and unrealized gains (losses) per share	$(0.09)	$0.02
Earnings per share	$0.31	$0.50
Regular dividend per share	$0.40	$0.40
Special dividend per share	$0.10	$0.10

Results of Operations

Total investment income for the quarter ended March 31, 2025 was $55.2 million, as compared to $56.3 million for the quarter ended December 31, 2024. The decrease was primarily the result of the decrease to reference rates (SOFR) and the $0.6 million impact of placing Siegel Egg on non-accrual status during the quarter. These reductions were partially offset by income generated from net additions to the portfolio during the first quarter. PIK income represented 0.6% of total interest income for the first quarter.

Net investment income for the quarter ending March 31, 2025 was $28.7 million or $0.40 per share, compared to $34.0 million or $0.48 per share for the quarter ended December 31, 2024. Net expenses for the first quarter were $26.5 million compared to $22.3 million for the prior quarter. The increase was primarily the result of the expiration of the incentive fee waiver during the quarter.

For the quarter ended March 31, 2025, the Company had a realized gain of $0.6 million on the sale of an equity co-investment and the net change in unrealized losses on investments was $6.5 million. The unrealized losses for the quarter were primarily driven by negative fair value changes related to two watchlist investments and the broadly syndicated loan portfolio and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter. Additionally, the Company had $0.6 million of deferred income tax expense related to unrealized gains on equity investments in the Company’s wholly owned taxable subsidiary.

Portfolio and Investment Activity

	As of
($ in thousands)	March 31, 2025		December 31, 2024

Investments at fair value	$2,166,770		$1,995,143
Number of portfolio companies	116		110
Average portfolio company investment size	$18,679		$18,138

Asset class:
First lien debt	98.1%		98.0%
Subordinated debt	0.8%		0.9%
Equity	1.1%		1.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$33,322		$25,079
Non-accrual investments as a percentage of debt investments at fair value	1.6%		1.3%
Number of investments on non-accrual	4		3

Interest rate type:
Percentage floating-rate	100.0%		100.0%
Percentage fixed-rate	0.0%		0.0%

Yields (at fair value):
Weighted average yield on private middle market loans	10.8%		11.1%
Weighted average yield on broadly syndicated loans	6.9%		7.1%
Weighted average yield on total debt portfolio	10.4%		10.6%

Investment activity during the quarter ended:
Gross new investment commitments	$340,160	(1)	$230,631	(2)
Principal amount of investments funded	$294,310	(1)	$208,516	(2)
Principal amount of investments sold or repaid	$(113,526	)(1)	$(157,095	)(2)
Net principal amount of investments funded	$180,784		$51,421

(1)	For the quarter ending March 31, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $26,916 of investments sold or repaid.

(2)	For the quarter ending December 31, 2024, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $17,956 of investments sold or repaid.

Liquidity and Capital Resources

As of March 31, 2025, the Company had $75.0 million senior unsecured notes outstanding, $940.5 million borrowed under its credit facilities and cash and cash equivalents of $46.0 million (including investments in money market funds). As of that date, the Company had $384.5 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of March 31, 2025, the Company’s debt-to-equity ratio was 0.86x and its asset coverage ratio was 216%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company is currently below its target but expects to continue to grow its private credit portfolio to achieve the low end of its targeted leverage by the second or third quarter of 2025.

Recent Developments

●	On May 1, 2025, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on July 16, 2025 to stockholders of record as of the close of business on June 30, 2025.

●	On May 1, 2025, the Board of Directors authorized an amendment to the Company’s share repurchase plan to extend the expiration date to May 24, 2026. Under the amended and restated plan (effective May 25, 2025), the Company may repurchase up to $100 million of outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, May 13, 2025, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2616610

Webcast Link

●	https://events.q4inc.com/attendee/473604716

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international) and conference ID of 2616610. The replay will be available until May 20, 2025.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	March 31, 2025	December 31, 2024
Assets:	(Unaudited)
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,134,837 and $1,956,617)	$2,154,674	$1,982,947
Non-controlled, affiliated investments (amortized cost of $15,355 and $15,438, respectively)	12,096	12,196
Investments in money market funds (amortized cost of $28,616 and $48,683)	28,616	48,683
Cash	17,364	22,375
Receivable for principal payments on investments	220	540
Interest receivable	17,240	14,965
Prepaid expenses and other assets	290	958
Total Assets	$2,230,500	$2,082,664

Liabilities:
Corporate Credit Facility	$194,000	$250,000
Unamortized Corporate Credit Facility issuance costs	(3,037)	(3,235)
Revolving Funding Facility	577,000	420,000
Unamortized Revolving Funding Facility issuance costs	(6,335)	(4,746)
Revolving Funding Facility II	169,500	113,000
Unamortized Revolving Funding Facility II issuance costs	(2,496)	(1,251)
Notes	75,000	75,000
Unamortized notes issuance costs	(593)	(643)
Shares repurchased payable	144	-
Distributions payable	28,514	28,424
Management fee payable	3,848	3,712
Incentive fee payable	4,490	-
Accrued expenses and other liabilities	13,906	15,236
Accrued excise tax expense	-	825
Total Liabilities	$1,053,941	$896,322

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 71,276,973 and 71,059,689 as of March 31, 2025 and December 31, 2024, respectively, issued and outstanding	$71	$71
Additional paid-in capital	1,156,039	1,152,396
Total distributable earnings (deficit)	20,449	33,875
Total Net Assets	$1,176,559	$1,186,342
Total Liabilities and Net Assets	$2,230,500	$2,082,664
Net Asset Value Per Common Share	$16.51	$16.70

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended
	March 31
	2025	2024
Income:	(Unaudited)	(Unaudited)
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$55,014	$46,237
Dividend income	231	257
Total Investment Income	55,245	46,494

Expenses:
Management fees	5,131	3,522
Incentive fees	4,490	2,631
Interest expense	17,125	15,656
Professional fees	345	264
Directors fees	158	147
Excise tax expense (benefit)	(43)	-
Other general and administrative expenses	581	471
Total Expenses	27,787	22,691
Less: Management fee waiver	(1,283)	-
Net Expenses	26,504	22,691
Net Investment Income (Loss)	28,741	23,803
Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	566	-
Total net realized gains (losses)	566	-
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(6,493)	3,952
Non-controlled, affiliated investments	(18)	-
Total net change in unrealized gains (losses)	(6,511)	3,952
Total realized and unrealized gains (losses)	(5,945)	3,952
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(581)	-
Net Increase (Decrease) in Net Assets Resulting from Operations	$22,215	$27,755
Per Common Share Data:
Basic and diluted net investment income per common share	$0.40	$0.52
Basic and diluted net increase in net assets resulting from operations	$0.31	$0.61
Weighted Average Common Shares Outstanding - Basic and Diluted	71,234,684	45,345,417

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations

kaynebdc@kaynecapital.com